UNITED STATES SECURITIES AND

EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) November 20, 2007

AOM MINERALS LTD.

(Exact name of registrant as specified in its charter)

Nevada

(State or other jurisdiction of incorporation)

333-142019

(Commission File Number)

98-0525503

(IRS Employer Identification No.)

2258 Heidi Avenue, Burlington, Ontario, Canada L7M 3W4

(Address of principal executive offices and Zip Code)

(905) 315-8832

Registrant's telephone number, including area code

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective November 20, 2007, we appointed Joseph A.M. Swanson as our chief operations officer and vice-president and a director of our company.

Mr. Swanson draws upon a deep well of business knowledge and experience gained from a variety of industries. Mr. Swanson began his professional experience with Canag R&D, an instrumental promoter of soil and water conservation, agricultural methodology and equipment. Mr. Swanson sat on the Soil Conservation Strategies Committee.

From 1980 to 1990, while employed with Canag R&D, Mr. Swanson was also the owner of Nastec Developments Ltd., a company which was contracted with MacMillan-Bloedel offering several forestry-related services, specifically in environmental compliance issues.

In 1990 Mr. Swanson took over as Marketing Manager for C. Brothers Ltd., a company active in the metal recycling industry. While at C. Brothers Ltd., Mr. Swanson was responsible for the development of sales and marketing strategies for the provinces of British Columbia, Alberta, Saskatchewan and Manitoba.

There are no family relationships between Mr. Swanson and any of our directors or executive officers.

We have not been a party to any transaction, proposed transaction, or series of transactions, in which the amount involved exceeds the lesser of $120,000 or one percent of the average of our total assets at year-end for the last three completed fiscal years, and in which, to our knowledge, Mr. Swanson has or will have a direct or indirect material interest.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AOM MINERALS LTD.

/s/ Patrick Michael Shamber

Patrick Michael Shamber

President

Date: November 28, 2007

CW1529477.1